Exhibit 10.44

PROMISSORY NOTE

$6,165,065.14	August 26, 2002 Los Angeles, California

FOR VALUE RECEIVED, the undersigned (hereinafter “Maker”), hereby promises to pay to the order of SILICON VALLEY BANK, a California state bank (hereinafter “Holder”), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of $6,165,065.14 (which said principal sum represents the Past Due Purchase Obligations of Maker to Holder as of the date hereof in accordance with Schedule A to the Forbearance Agreement (as defined below)), or such greater or lesser amount as may be outstanding hereunder from time to time in accordance with the terms hereof, together with interest from and after the date hereof on the unpaid principal balance outstanding as set forth herein.

Forbearance Agreement. This Promissory Note (this “Note”) is one of the “Promissory Notes” referred to in, and is issued pursuant to, that certain Forbearance Agreement (the “Forbearance Agreement”), dated as of the date hereof, among Maker, the subsidiaries of Maker identified on the signature pages thereof, Fleet Business Credit, LLC, a Delaware limited liability company, as successor to Sanwa Business Credit Corporation (“Fleet”), Wells Fargo HSBC Trade Bank, N.A., a national banking association (the “Trade Bank”), and Silicon Valley Bank, a California state bank (“SVB”; together witb Fleet and the Trade Bank, each, a “Purchaser”, collectively “Purchasers”), and Fleet, as agent for the Purchasers (in such capacity, together with its successors in such capacity, “Purchaser Agent”). All of the terms, covenants and conditions of the Forbearance Agreement and the other Forbearance Documents are hereby made a part of this Note and are deemed incorporated herein in full. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Forbearance Agreement.

Senior Debt. The obligations of Maker hereunder (whether of principal, interest or otherwise) shall constitute “Senior Debt” under the Indenture.

Payments of Principal and Interest. The principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a)           Interest. Interest on the outstanding principal balance hereof shall accrue at a per annum rate of 6.00%; provided, however, that upon the occurrence and during the continuation of a New Event of Default, interest on the outstanding principal balance hereof shall accrue at a per annum rate of 9.00%. Interest shall accrue monthly and shall be due and payable on the first day of each calendar month, in arrears, until such time as the full principal balance hereof, together with all other amounts owing hereunder, shall have been paid in full. The foregoing to the contrary notwithstanding, upon the commencement of the first, if any, Chapter 11 Proceeding filed by or against maker, (a) during the period from the Filing Date thereof through the Moratorium End Date, interest shall accrue during the period from such Filing Date through the Moratorium End Date (without compounding during such period) and on the Moratorium End Date shall be added to the outstanding principal balance hereof, (b) any interest accruing for any period prior to such Filing Date and due and payable after such Filing Date shall be payable in accordance with the immediately preceding sentence, and (c) after the Moratorium End Date, interest shall accrue and be due and payable in accordance with the immediately preceding sentence. Notwithstanding the date of this Note, in addition to the interest otherwise payable hereunder, on the first due date of interest hereunder, Maker shall pay interest on the outstanding Past Due Purchase Obligations during the period from August 1, 2002 through and including the date of this Note at the rate applicable to the principal amount hereof. Without limiting Maker’s obligation to pay interest on the due date thereof, subject to the interest moratorium provisions above, any interest not paid when due shall be added to the outstanding principal balance hereof and thereafter interest shall accrue on such amount in accordance with the terms hereof.

(b)           Principal. (i) The principal balance of this Note shall be amortized over three years commencing on August 1, 2003 as set forth in the below table:

Period	Annual Amortization (as a percentage of the “Adjusted Original Principal Balance” (as hereinafter defined) of each Promissory Note”

August 1, 2003 through July 31, 2004	20%

August 1, 2004 through July 31, 2005	30%

August 1, 2005 through July 31, 2006	30%

(ii)           Principal on this Note shall be payable in monthly installments commencing on the first day of each period set forth above and continuing on the first day of each calendar month during each such period until paid in full, in an amount equal to (a) the “Adjusted Original Principal Balance” (as hereinafter defined) of this Note (as of the date on which such payment is due), multiplied by (b) a fraction, (i) the numerator of which is the “Annual Amortization” for such period (as set forth in the table above), and (ii) the denominator of which is 12. As used herein the “Adjusted Original Principal Balance” of this Note shall mean the original principal amount hereof plus the aggregate amount that is added to the original principal balance hereof after the date hereof as a result of Holder or any other holder hereof exercising its rights under its Purchase

Documents to have any Peregrine Party repurchase any of Holder’s Purchased Accounts, plus the amount of any accrued interest added to the principal balance of such Promissory Note pursuant to section (a) above on the Moratorium End Date minus the aggregate amount that is subtracted from the original principal balance hereof after the date hereof as a result of any payments received by Holder from the account debtor or other obligor on any Purchased Account the repurchase price of which is evidenced hereby.

The entire remaining principal amount then outstanding, together with all accrued and unpaid interest and any and all other amounts due hereunder, shall be due and payable in full on July 31, 2006.

Prepayments. This Note may be prepaid in full or in part without penalty or premium. This Note is subject to mandatory prepayment in accordance with the terms of the Forbearance Agreement.  Any prepayment of less than the outstanding amount of principal, accrued interest, and other amounts payable hereunder, shall be applied first to accrued interest, then to the outstanding principal balance, and then to the other amounts payable hereunder.

Past Due Purchase Obligations. If any Past Due Purchase Obligations owing to Holder arise after the date hereof, then such Past Due Purchase Obligations may be added to the outstanding principal balance hereof in accordance with the terms of the Forbearance Agreement.

Holder’s Books and Records. Holder is authorized, at Holder’s option, to note the date and amount of each payment or prepayment of principal hereunder and the incurrence of any new Past Due Purchase Obligations in its books and records, including computer records. Such books and records reasonably and in good faith maintained shall constitute conclusive evidence, absent manifest error, of the accuracy of the information contained therein. From time to time, on Holder’s request, Maker shall execute and deliver to Holder, a new promissory note, in the same form as this Note, in substitution of this promissory note in a principal amount equal to the then outstanding principal balance hereof.

Rights and Remedies. Upon the occurrence of a New Event of Default, Holder (at its election but without notice of its election and without demand) shall have all of the rights and remedies set forth in Section X of the Forbearance Agreement.

Collection Costs.  In addition to Holder’s other rights and remedies, in the event Maker shall fail to pay any payment of principal or interest, or both, required hereunder, Maker shall pay all collection costs (including attorneys’ fees and expenses) incurred by Holder.

Remedies Cumulative. The rights and remedies of Holder under this Note, the Forbearance Agreement and the other Forbearance Documents shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code (as in effect in California from time to time), by law, or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver. No delay by Holder shall constitute a waiver, election, or acquiescence by it.

Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Maker and Holder, in executing and delivering this Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Note, Maker is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Maker in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of Maker’s obligations hereunder to the extent of such excess.

Time is of the essence of this Note. Subject to the provisions of the Forbearance Agreement and/or Forbearance Documents requiring the giving of notices, to the fullest extent permitted by applicable law, Maker, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. Holder, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Maker, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Maker. Maker agrees that, without releasing or impairing Maker’s liability hereunder, Holder may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

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IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered on the date first above written.

PEREGRINE SYSTEMS, INC.
a Delaware corporation (“Maker”)

By:	/s/ [ILLEGIBLE]
Title:	CEO

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